Exhibit 28(d)(12)(g)

AMENDMENT No.1 TO THE INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT IS MADE AS OF October 23, 2025 BY AND AMONG:

1.	ASPECT CAPITAL LIMITED, a limited liability company organized under the laws of England and Wales (the “Sub-Adviser”); and

2.	EFFICIENT CAPITAL MANAGEMENT, LLC (the “Adviser”), a limited liability company organized under the laws of the State of Delaware.

WHEREAS, the Sub-Adviser and the Adviser (together, the “Parties”) have entered into an Investment Sub-Advisory Agreement dated 12 September 2024 (as amended from time to time, the “Agreement”); and

WHEREAS, the Parties now wish to amend the Agreement as set out in this amendment agreement (the “Amendment”).

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	Except where the context otherwise requires, terms and expressions described in this Amendment shall bear the same meaning as those given to them in the Agreement.
2.	The following shall be added to Clause 4 of the Agreement:

Should the Adviser transfer any sums to the Sub-Adviser that have not been transferred to settle fees owed by the Adviser to the Sub-Adviser (including, without limitation, as the result of an overpayment or advance payment), the Sub-Adviser will not treat any such cash held by it as client money subject to the FCA Rules contained in Chapter 7 of the Client Assets Sourcebook (“Client Money Rules”) and accordingly such cash will not be subject to the protections conferred by the Client Money Rules. As a result of full ownership of such cash being transferred to the Sub-Adviser, the Adviser will not have a proprietary claim over such cash. The Adviser may at any time by written notice to the Sub-Adviser call for the redelivery to it of an equivalent amount of cash to the amount of cash held by the Sub-Adviser pursuant to this clause. The Sub-Adviser will transfer such amount to the Adviser within one business day of receiving such a request, provided that, at such time, the Adviser has met all of its outstanding fee obligations to the Sub-Adviser. Title to such cash will only revert to the Adviser upon the actual transfer of such cash to the Adviser by the Sub-Adviser.

3.	This Amendment is subject to and shall be construed and enforced in accordance with the laws applicable to the Agreement and the jurisdiction provisions of the Agreement shall apply equally to this Amendment.
4.	This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Parties agree that this Amendment may be exchanged by electronic means and that any portable document format (pdf) file, facsimile or other reproduction of its signature on any counterpart of this Amendment shall be equal to and enforceable and shall have the same binding force and effect as its original signature.

5.	Except as expressly amended by this Amendment, the Parties hereby confirm that in all other respects the Agreement and the rights and obligations therein remain in full force and effect.

6.	This Amendment shall be deemed effective as at close of business on 23rd October 2025. [Remainder of page intentionally left blank – signature page to follow]
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IN WITNESS WHEREOF the Parties hereto have caused this Amendment to be duly executed.

EFFICIENT CAPITAL MANAGEMENT, LLC

(Adviser)

By: /s/ Curt Bradshaw

Name: Curt Bradshaw

Title: President

By: /s/ Scott Levin

Name: /Scott Levin

Title: CFO

ASPECT CAPITAL LIMITED

(Sub-Adviser)

By:   /s/ Sukhminder Cheema

Name:  Sukhminder Cheema

Title:  Director of Legal and Compliance

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